For Immediate Release
Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin Senior Director, Investor Relations (919) 941-9777, Extension 219 Media Contact: BMC Communications Dan Budwick (212) 477-9007, Extension 14

INSPIRE ANNOUNCES PLANS TO BEGIN PHASE 2 TESTING OF INTRANASAL EPINASTINE FOR SEASONAL ALLERGIC RHINITIS

- Pre-Investigational New Drug Meeting Completed With FDA -

DURHAM, NC -- May 31, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today plans to file an Investigational New Drug (IND) application and begin Phase 2 clinical testing of intranasal epinastine for the treatment of seasonal allergic rhinitis, following the recent completion of a pre-IND meeting with the U.S. Food and Drug Administration (FDA).

"We are pleased that the extensive data package on epinastine allows us to progress into Phase 2 clinical testing, following our planned IND submission," said Christy L. Shaffer, Ph.D., President and CEO of Inspire. "This program fits nicely into our existing commercial operation, provides access to an attractive market and enables us to leverage both our development expertise in the respiratory/allergy therapeutic area and our knowledge of epinastine in the ocular form, Elestat®."

Inspire expects to submit the IND application for intranasal epinastine in the third quarter of 2006 and begin Phase 2 clinical testing by year-end 2006. The Phase 2 program will include clinical and toxicology studies to determine the optimal formulation and dose. The primary Phase 2 trial is expected to be a 14-day dose-ranging trial in 600-700 subjects with seasonal allergies.

About Rhinitis

Rhinitis is a condition that primarily results from exposure to allergens, either at specific times of the year (seasonal allergic rhinitis) or year-round (perennial allergic rhinitis), or from exposure to irritants, such as cigarette smoke or perfume. Symptoms most often include nasal congestion or stuffiness, rhinorrhea (runny nose) and nasal itching. In the United States, allergic rhinitis (AR) affects approximately 40 million people, according to the American Academy of Allergy, Asthma & Immunology. Annual sales of intranasal prescription products to treat AR are estimated by IMS Health to total more than $2.8 billion. The treatments currently available include primarily prescription and over-the-counter antihistamines, decongestants and nasal corticosteroids.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently developing drug candidates for dry eye, cystic fibrosis, allergic rhinitis and acute cardiac care. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Inspire can make no assurance that an IND application for intranasal epinastine will be submitted in the third quarter or that Phase 2 testing will begin in 2006. Even if testing begins in 2006, the clinical testing may not be successful. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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